Exhibit 10.42
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
PLANTEX USA, INC.
2 University Place, Suite 305
Hackensack, New Jersey 07601
July 20, 2006
Sirion
3110 Cherry Palm Drive, Suite 340
Tampa, FL 33619
Attn: Barry Butler

Re:	Proposed Development and Supply Agreement between Sirion Therapeutics, Inc. (“Sirion”) and Plantex USA, Inc. (“Plantex”) for Diflurprednate
Ladies and Gentlemen:
     Plantex and Sirion, each a “party”, intend to pursue a business arrangement on substantially the binding terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.
1.	Each party will keep the contents, terms and existence of this letter and the Term Sheet, as well as information received from the other party (the “disclosing party”) relating to the API, including, without limitation, technical information, know-how, scientific information, formulae, manufacturing data and procedures, marketing information and strategies, sales and financial data (collectively, the disclosing party’s “Confidential Information”), in complete confidence and will not, without the prior written consent of the other party, use or exploit, in whole or in part, any Confidential Information other than as contemplated herein or disclose any Confidential Information to any person not otherwise contemplated herein; provided, however that (a) each party may disclose Confidential Information to its affiliates and third-party manufacturers and their respective officers and employees and to their respective legal, accounting, tax, regulatory and other professional advisors whose knowledge of such Confidential Information, in the reasonable opinion of the disclosing party, is necessary for assessing and/or implementing the transactions contemplated hereby; (b) each party will use reasonable efforts to ensure that each person to whom any Confidential Information is disclosed pursuant to clause (a) above adheres to the terms of this undertaking as if he, she or it were a party hereto; and (c) either party may disclose Confidential Information to the extent required by law but shall use commercially reasonable efforts to provide adequate prior notice to the other party to seek a protective order or other relief to prevent such disclosure. These obligations of confidentiality will terminate [* * *] from the expiration or termination of the Term Sheet or the Definitive Agreement, as applicable.

Plantex USA, Inc.
July 20, 2006

2.	Sirion and Plantex acknowledge and agree that the parties will be bound by the terms of this letter and the attached Term Sheet during the Term Sheet Term (as defined in the Term Sheet). Upon its due execution and delivery the Definitive Agreement shall supercede this letter and the Term Sheet.

3.	The terms and conditions of this letter and the Term Sheet shall prevail to the extent that any terms and conditions of Sirion’s purchase orders or Plantex’s invoices are inconsistent with this letter and the Term Sheet. No additional term or condition set forth in any purchase order will be binding upon Plantex unless agreed to in writing by Plantex.

4.	This letter and the Term Sheet shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This letter and the Term Sheet may not be assigned or delegated by any party without the prior written consent of the other party, and any purported assignment or delegation without such consent shall be null and void.
     If this letter and the Term Sheet accurately reflect our agreement, please so indicate by signing a duplicate of this letter in the space provided below and returning a copy to us, whereupon this letter and the Term Sheet shall, subject to paragraph no. 2 above, be a valid and binding agreement between us.
[Remainder of Page Intentionally Blank]

Plantex USA, Inc.
July 20, 2006

     We look forward to working with you on this proposed transaction.

Very truly yours,

PLANTEX USA, INC.

		By:	/s/ George Svokos Name: George Svokos
Title: President

Agreed and accepted this of 20th day of July 2006:

SIRION	THERAPEUTICS, INC.

By:	/s/ Barry Butler
Name: Barry Butler
Title: President and CEO

CONFIDENTIAL DRAFT — FOR DISCUSSION PURPOSES ONLY
EXHIBIT A
TERM SHEET
Plantex USA, Inc. (“Plantex”)
and
Sirion (“Sirion”)

Effective Date; Term Sheet Term	July 11, 2006.

Plantex and Sirion shall be bound by the provisions of this Term Sheet during the term (the “Term Sheet Term”) beginning on the Term Sheet Date (as defined below) and ending on the earlier to occur of: (i) due execution and delivery of the Definitive Agreement (as defined below); or (ii) [* * *] from the commercial launch of the Product (as defined below).

Project Objective:	(a) Plantex or its affiliates have developed the active pharmaceutical ingredient Diflurprednate (the “API”);

(b) Sirion, its affiliate and/or licensor intends to obtain approval of a new drug application for Diflurprednate (the “NDA”) from the U.S. Food and Drug Administration (the “FDA”) for sale of an ophthalmic dosage finished product form of Difiurprednate (the “Product”) in the US (the “Territory”); and

(c) Subject to the foregoing and to the terms and conditions set forth below, Plantex shall maintain a Drug Master File “DMF”) with respect to the API and shall supply the API to Sirion, and Sirion shall purchase the API from Plantex.

Drug Master File; API Manufacture:	Plantex or its affiliates shall file the DMF and, throughout the Term Sheet Term or, if applicable, the Definitive Agreement Term (as defined below), shall maintain the DMF. Plantex or its affiliates shall use commercially reasonable efforts to respond promptly to any deficiencies in the DMF and to comply promptly with the comments of applicable governmental regulatory authorities in respect thereof. Plantex or its affiliates shall exercise its best efforts to have the DMF filed no later than [* * *].

Sirion shall pay Plantex a DMF filing fee of [* * *]. This fee will be payable [* * *].

Plantex or its affiliates shall manufacture any API in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act and all relevant regulations, guidelines, and guidances, including the current Good Manufacturing

Practices regulations (as in effect from time to time) of the FDA contained in 21 C.F.R. pts. 210 and 211 (“cGMP”).

Product Manufacture:	Sirion, its affiliate and/or licensor shall exercise its best efforts to file the NDA no later than [* * *]. During the Term Sheet Term and, if applicable, the Definitive Agreement Term,
•    to the extent that Sirion manufactures any Product, Sirion or its affiliate shall, at Sirion’s sole cost and expense, (i) maintain the NDA; (ii) use commercially reasonable efforts to respond promptly to any deficiencies in the NDA and to comply promptly with the comments of applicable governmental regulatory authorities in respect thereof; and (iii) manufacture any Product in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act and all relevant regulations, guidelines, and guidances, including the cGMP.

•    to the extent its licensor or third-party manufacturer manufactures any Products, Sirion or its affiliate shall, at its sole cost and expense, obtain the agreement of such licensor or manufacturer to (i) maintain the NDA; (ii) use commercially reasonable efforts to respond promptly to any deficiencies in the NDA and to comply promptly with the comments of applicable governmental regulatory authorities in respect thereof; and (iii) manufacture any Products in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act and all relevant regulations, guidelines, and guidances, including the cGMP.

Definitive Agreement:	The parties shall use commercially reasonable efforts to enter into a definitive agreement containing the provisions contemplated herein and other provisions customary for a transaction of this type (the “Definitive Agreement”) within 90 days after the later of the dates upon which the parties shall have signed the letter to which this Term Sheet is attached (the “Term Sheet Date”).

Certain Terms:	The parties agree to the following provisions, which will also be included in the Definitive Agreement:

(a) Plantex shall cooperate with Sirion and shall, in a commercially timely manner, provide Sirion with all documentation and information relating to the API and/or the DMF reasonably necessary for Sirion or its designee to maintain the NDA.

(b) During the Term Sheet Term and, if applicable, the Definitive Agreement Term, Sirion, its affiliates and/or third-party manufacturers shall purchase from Plantex all of Sirion’s API requirements, and Plantex shall supply API for the Product to Sirion in such quantities as Sirion shall determine from time to time in accordance with the terms and conditions of this Term Sheet or the Definitive Agreement, as applicable, on an exclusive basis for the Territory, as long as Sirion has filed the NDA no later than [* * *] and as long as Sirion uses its best efforts to have the NDA approved and to launch the Product in the Territory in a timely manner. Sirion (i) will not sell, (ii) will cause its affiliates not to sell and (iii) will use its reasonable efforts to cause its third-party manufacturer(s) not to sell, to any third party, any API supplied by Plantex that is not incorporated into the Products. Plantex reserves the right to sell API to third parties developing, manufacturing, distributing and selling finished pharmaceutical products that are not the Product.

(c) Sirion shall provide Plantex with a [* * *] forecast on a [* * *] basis of its API requirements. Quantities of API forecasted for the [* * *] of each forecast shall be deemed a firm purchase commitment binding upon Sirion.

(d) The price at which Sirion, its affiliates or third party manufacturer shall purchase the API from Plantex is [* * *]. [* * *]

(e) Notwithstanding any other provision in this Term Sheet or the Definitive Agreement, as applicable, during the Term Sheet Term or the Definitive Agreement Term, as applicable, [* * *].

(f) Beginning [* * *] and during [* * *], as applicable, Sirion shall pay Plantex a royalty of [* * *]. This royalty shall be paid, [* * *].

For the purpose of this Term Sheet or the Definitive Agreement, as applicable, “net sales” shall mean the aggregate amounts invoiced by or for the benefit of Sirion (and any affiliates) or permitted licensees and distributees respecting the Products sold to independent and unrelated third parties in the Territory, less chargebacks, discounts, credits, allowances, refunds and rebates actually provided, all to the extent attributable to the Product and all as determined in accordance with U.S. generally accepted accounting principles, consistently applied.

(g) No party shall be liable to the other party for any special,

indirect, incidental, consequential damages or lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise.

Marketing and Distribution:	Marketing and Marketing, distribution and sale of the Products shall be the Distribution: sole responsibility of Sirion. Sirion shall use commercially reasonable efforts to market the Products.

Representations and Warranties; Confidentiality and Other Terms:	Customary for a supply arrangement of this nature as set out in Plantex’s standard terms and conditions of supply.

Term and Termination:	The initial term of the Definitive Agreement shall be [* * *] from the date of commercial launch of the Product thereof (the “Definitive Agreement Term”); thereafter, the Definitive Agreement may be extended for successive [* * *] periods unless terminated by either party on at least [* * *] prior written notice. The Definitive Agreement will include other termination rights customary for a transaction of this nature.

Expenses:	The expenses of entering into this transaction shall be borne by each party.